Exhibit (d)(32)

SUB-ADVISORY AGREEMENT

THIS SUB-ADVISORY AGREEMENT (the “Agreement”) is made and entered into as of 2025 by and between Simplify Asset Management Inc. (the “Adviser”), a Delaware corporation registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), with an office at 10845 Griffith Peak Drive, Suite 200, Las Vegas, NV 89135; and Piper Sandler & Co. (the “Sub-Adviser”), a Delaware corporation registered under the Advisers Act, with an office at 800 Nicollet Mall, Suite 900, Minneapolis, MN 55402; with respect to the Simplify Piper Sandler Small-Cap PLUS Income ETF (the “Fund”), a series of the Simplify Exchange Traded Funds (the “Trust”), a Delaware statutory trust.

WHEREAS, the Adviser has been retained to act as investment adviser for the Fund pursuant to a Management Agreement with the Trust dated as of May 26, 2023 (the “Management Agreement”);

WHEREAS, the Management Agreement permits the Adviser to delegate certain of its duties under the Management Agreement to other investment advisers, subject to the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser desires to retain the Sub-Adviser to assist it in the provision of a continuous investment program for such portion of the Fund’s assets as the Adviser shall direct from time to time (the “Portfolio”), and the Sub-Adviser is willing to render such services subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree:

1. Appointment and Status of Sub-Adviser. The Adviser hereby appoints the Sub-Adviser to provide investment advisory services to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, upon the terms and for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor of the Adviser and the Trust and shall, unless otherwise expressly provided herein or authorized by the Adviser or the Board of Trustees (the “Board”) of the Trust from time to time, have no authority to act for or represent the Adviser or the Trust in any way or otherwise be deemed an agent of the Adviser or the Trust.

2. Sub-Adviser’s Duties. Subject to the general supervision of the Board and the Adviser, the Sub-Adviser shall, on a discretionary basis, assist in the management of the investment operations of the Fund and manage the composition of the Portfolio of securities (including cash), including the purchase, retention and disposition thereof and the execution of agreements relating thereto, in accordance with the Fund’s investment objective, policies and restrictions as stated in the Fund’s then-current Prospectus and Statement of Additional Information (collectively, the “Prospectus”) and subject to the following understandings:

(a)	The Sub-Adviser shall furnish a continuous investment program for the Portfolio and determine the securities to be purchased, retained or sold by the Fund and what portion of the Portfolio assets belonging to the Fund will be invested or held un-invested as cash;

(b)	The Sub-Adviser, in the performance of its duties and obligations under this Agreement for the Fund, shall act in conformity with the Fund’s Prospectus and with the reasonable instructions and directions of the Board and the Adviser, and will conform to and comply with the applicable requirements of the 1940 Act and all other federal and state laws or regulations to the extent applicable to the Sub-Adviser with respect to its duties and obligations arising from the Sub-Adviser’s services hereunder;

(c)	The Sub-Adviser shall determine the securities to be purchased or sold by the Fund and instruct the Adviser to place Portfolio transactions pursuant to its determinations. For avoidance of doubt, the Adviser, and not the Sub-Adviser, will be responsible for placing all trades on behalf of the Fund and seeking best execution on behalf of the Fund, unless otherwise specified by the Adviser in writing;

(d)	The Sub-Adviser shall, to the extent required by applicable law, regulation and rule, maintain books and records of all recommendations made pursuant to this Agreement, and shall render to the Adviser and the Board such periodic and special reports as the Adviser or the Board may reasonably request;

(e)	The Sub-Adviser shall respond promptly to any request from the Adviser or the Fund’s accountant for assistance in obtaining price sources for securities held by the Fund or determining a price when a price source is not available, and promptly review the prices used by the Fund’s accountant to determine net asset value and advise the Fund’s accountant promptly if any price appears to be incorrect. The final price of any security will be determined in accordance with the Trust’s fair value procedures which include the Adviser as valuation designee;

(f)	The Sub-Adviser shall provide instructions to the Adviser on how to vote proxies on behalf of the Fund for all Portfolio holdings in a manner consistent with its fiduciary responsibilities to the Fund. The Adviser shall vote proxies on behalf of the Fund (or abstain from voting proxies when appropriate) and maintain records with respect to voting such proxies;

(g)	The Sub-Adviser hereby represents that it has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide the Adviser and the Trust with a copy of the code of ethics. Within 45 days of the last calendar quarter of each year while this Agreement is in effect, the Sub-Adviser shall certify to the Adviser and the Trust that the Sub-Adviser has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Sub-Advisers code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Adviser, or the Trust, the Sub-Adviser shall provide reasonable periodic certifications regarding compliance with its code of ethics;

(h)	The Sub-Adviser agrees to maintain written compliance procedures reasonably designed to maintain its compliance in all material respects with the 1940 Act, the Advisers Act, and other applicable federal and state regulations, including providing the Adviser and the Fund in a timely manner a written summary of the Sub-Adviser’s chief compliance officers annual report required by Rule 206(4)-7 under the Advisers Act and any matters material to the services provided to the Trust by the Sub-Adviser.

(i)	The Adviser has delivered to the Sub-Adviser copies of (i) the Trust’s Declaration of Trust and Bylaws, (ii) the Trust’s Registration Statement with respect to the Fund, all exhibits thereto, and all amendments thereto filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the 1940 Act, (iii) the Fund’s current Prospectus, and (iv) all procedures adopted by the Trust with respect to the Fund (e.g.; repurchase agreement procedures). Upon request, the Trust shall deliver to the Sub-Adviser (a) a certified copy of the resolution of the Board appointing the Sub-Adviser and authorizing the execution and delivery of this Agreement, (b) a copy of all proxy statements and related materials relating to the Fund, and (c) any other documents, materials or information that the Sub-Adviser shall reasonably request to enable it to perform its duties pursuant to this Agreement or to comply with applicable laws. The Sub-Adviser may disclose only that portion of the information which is advised by legal counsel that is required by law to be disclosed. The Adviser shall furnish, to the extent practicable, to the Sub-Adviser a copy of each amendment of or supplement to the foregoing reasonably in advance of the adoption of each amendment or supplement;

(j)	The Sub-Adviser has delivered to the Adviser (i) a copy of its Form ADV as most recently filed with the SEC, and (ii) a copy of its current compliance policies and procedures. The Sub-Adviser shall promptly furnish the Adviser and Trust with all amendments of or supplements to the foregoing at least annually.

3. Custodian. The assets of the Fund shall be held by an independent custodian identified by the Adviser. Neither the Adviser nor the Sub-Adviser will have custody of any securities, cash or other assets of the Fund.

4. Risk Acknowledgment. The Trust and the Adviser shall expect of the Sub-Adviser, and the Sub-Adviser will give the Trust and the Adviser the benefit of, the Sub-Adviser’s best judgment and efforts in rendering its services hereunder. The Adviser acknowledges and agrees that the Sub-Adviser shall not be liable to the Adviser or the Trust hereunder for any mistake of judgment or any loss, except as provided herein under Section 9 or under applicable law.

(a)	The Sub-Adviser shall not be liable to the Adviser or the Trust for any action taken or failure to act in good faith reliance upon: (i) information, instructions or requests, whether oral or written, with respect to the Fund that the Sub-Adviser reasonably believes were made by a duly authorized officer of the Adviser or the Trust, (ii) the written advice of counsel to the Trust, and (iii) any written instruction or certified copy of any resolution of the Board.

(b)	The Sub-Adviser shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Sub-Adviser’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails (including electronic), transportation, communication or power supply.

(c)	Sub-Adviser shall not be responsible to advise or act for the Adviser or the Fund in any legal proceedings, including any bankruptcy action or class action settlement, relating to the purchase, sale, or securities or assets currently or previously held by the Fund. The Sub-Adviser agrees, however, that it shall provide the Adviser with any documentation or non-confidential information that it receives relating to any claim or potential claim in any bankruptcy proceedings, class action securities litigation, or other litigation or proceeding affecting securities or issuers of securities held, or formerly held (“Litigation”). The Sub-Adviser will not exercise any rights the Adviser may have with respect to participating in, commencing or defending Litigation, although the Sub-Adviser is authorized to do so if so instructed in writing by the Adviser, at the Fund’s or the Adviser’s expense. Other than as set forth in the preceding sentence, the Sub-Adviser shall have no power, authority, responsibility, or obligation hereunder to take any action with regard to any Litigation.

5. Directions to the Sub-Adviser. The Adviser will be responsible for providing all Adviser and/or Trust directions, notices, and instructions to the Sub-Adviser in writing, which shall be effective upon receipt by the Sub-Adviser. The Sub-Adviser shall be fully protected in relying upon any such direction, notice, or instruction until it has been duly advised in writing of changes therein.

6. Books and Records. The Sub-Adviser shall, to the extent required of the Sub-Adviser by applicable law, regulation or rule, maintain and preserve the Trust’s books and records in connection with the services it provides under this Agreement, including as required of an investment adviser of a registered investment company pursuant to the 1940 Act and the Advisers Act and the rules thereunder. The Sub-Adviser agrees that all records that it maintains for the Trust are the property of the Trust and it will promptly surrender any of such records to the Trust upon the Trust’s request; provided, however, that the Sub-Adviser may make and retain a copy of such books and records. To the extent that such records contain information that the Sub-Adviser has identified in writing as the Sub-Advisers confidential proprietary information, the Adviser and the Trust agree to safeguard such information and not disclose such information to any third party except pursuant to applicable law, regulation, subpoena, court order, or government request; provided, however, that in the case of the foregoing, the Adviser or the Trust, as applicable, agrees to (unless legally prohibited from doing so): (i) promptly notify the Sub-Adviser in writing of the request; and (ii) cooperate with the Sub-Adviser in any reasonable efforts made by the Sub-Adviser to decline, resist or narrow such request. Upon reasonable request, the Adviser shall provide the Sub-Adviser with the same records and information as the Adviser may access regarding the Fund.

7. Expenses of the Sub-Adviser. During the term of this Agreement, the Sub-Adviser shall pay all expenses incurred by it in connection with the performance of its services under this Agreement. The Sub-Adviser shall not be liable for any fees or expenses of the Adviser, the Fund or the Trust, unless liable pursuant to Section 9 or Section 18 of this Agreement.

8. Compensation of the Sub-Adviser. For the services provided and the expenses borne by the Sub-Adviser pursuant to this Agreement, the Adviser will pay monthly the Sub-Adviser a sub-advisory fee as set forth on Exhibit A hereto. Payment of this compensation shall be the responsibility of the Adviser and shall not be an obligation of the Trust. If the Sub-Adviser is terminated as specified in this Agreement, then the compensation to the Sub-Adviser shall be prorated to the termination date.

9. Liability. The Sub-Adviser’s duties and responsibilities with respect to the Fund shall be confined to those expressly set forth herein. Neither the Sub-Adviser nor its shareholders, members, partners, officers, directors, employees, agents, or control persons or affiliates of any thereof, shall be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, the Adviser, or the Trust in connection with the matters to which this Agreement relates except a loss resulting from Sub-Adviser’s breach of fiduciary duty with respect to the receipt of compensation for services under this Agreement (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from Sub-Adviser’s willful misfeasance or gross negligence on its part in the performance of its duties under this Agreement. Without limiting the generality of the foregoing, and to the extent permissible under applicable law, neither the Adviser (including its affiliates, their officers, controlling persons, agents or employees) nor the Sub-Adviser shall be liable to one another for any indirect, special, incidental or consequential damages arising out of, or otherwise relating to, this Agreement.

Any person, even though also a director, officer, employee, shareholder, member or agent of the Sub-Adviser, who may be or become an officer, director, trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the Sub-Adviser’s duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder, member or agent of the Sub-Adviser, or one under the Sub-Adviser’s control or direction, even though paid by the Sub-Adviser.

10. Duration and Termination. The term of this Agreement shall begin as of the day it is executed and, unless sooner terminated as hereinafter provided, shall continue in effect for a period of two years. This Agreement shall continue in effect from year to year thereafter, subject to termination as hereinafter provided, if such continuance is approved at least annually (a) by a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by vote of the Trust’s Board, cast in person at a meeting called for the purpose of voting on such approval, and (b) by vote of a majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. The Sub-Adviser shall furnish to the Adviser and the Trust, promptly upon their request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

This Agreement may be terminated at any time on 60 days’ prior written notice to the Sub-Adviser, without the payment of any penalty, (i) upon the vote of a majority of the Board, (ii) by the Adviser for Cause (defined below), (iii) by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or (iv) in accordance with the terms of any exemptive order obtained by the Trust or the Adviser under Section 6(c) of the 1940 Act, exempting the Trust or the Fund from Section 15(a) and Rule 18f-2 under the 1940 Act. The Sub-Adviser may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days’ prior written notice to the Adviser and the Trust. Termination of this Agreement and/or the services of the Sub-Adviser will not affect (i) the validity of any action previously taken by the Sub-Adviser under this Agreement; (ii) liabilities or obligations of the parties for transactions initiated before termination of this Agreement; or (iii) the Fund’s obligation to pay advisory fees to Adviser. If this Agreement is terminated by the Adviser or Sub-Adviser, the Sub-Adviser will have no further obligation to take any action subsequent to termination with respect to the Fund except as may be reasonably required pursuant to the notice of termination and in furtherance of its role as a fiduciary in order to facilitate an orderly transition of its duties and obligations herein. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

“Cause,” as used in the preceding paragraph, means: (A) a finding or order by a court of competent jurisdiction entered into related to the Sub-Adviser or its managers who are responsible for providing advisory services to the Fund hereunder: (1) illegal conduct, willful misconduct gross negligence, or fraud in connection with the performance of Sub-Adviser’s duties to the Adviser, the Fund, or the Trust; (2) conviction or a plea of nob contendere (or the equivalent) to a felony involving the securities business, any crime involving moral turpitude, any felony or misdemeanor involving conduct described in Section 203(e)(2)(A)-(D) of the Advisers Act, or of any of the conduct specified in paragraphs (1), (5) or (6) of Section 203(e) of the Advisers Act; or (B) the Sub-Adviser’s subjection to a SEC order issued under Sections 203(f) or 203(e)(3) or (4) of the Advisers Act.

11. Exclusivity.

(a)	The Sub-Adviser, its officers, employees, and agents, may have or take the same or similar positions in specific investments for their own accounts, or for the accounts of other clients, as the Sub-Adviser does for the Fund. The Adviser expressly acknowledges and understands that the Sub-Adviser shall be free to render investment advice to others and that the Sub-Adviser does not make its investment management services available exclusively to the Adviser or the Fund. Nothing in this Agreement shall impose upon the Sub-Adviser any obligation to purchase or sell, or to recommend for purchase or sale, for the Fund any security which the Sub-Adviser, its principals, affiliates or employees, may purchase or sell for their own accounts or for the account of any other client, if in the reasonable opinion of the Sub-Adviser such investment would be unsuitable for the Fund or if the Sub-Adviser determines in the best interest of the Fund such purchase or sale would be impractical. Except to the extent necessary to perform its obligations hereunder, and notwithstanding the limitations of section (b), below, nothing herein shall be deemed to limit or restrict the Sub-Adviser’s right, or the right of any of the Sub-Adviser’s directors, officers, managers, analysts or employees to engage in any other business or to devote time and attention to the management or other aspects of any other business, client or product, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

(b)	The parties agree that during the term of this Agreement, Adviser shall not serve as investment adviser to another registered investment company managed in a substantially similar style to the Fund, nor shall Sub-Adviser serve as investment adviser or investment sub-adviser to another registered investment company managed in a substantially similar style to the Fund, provided, that for the avoidance of doubt, this Section 11(b) shall not in any way restrict the Adviser’s management of Simplify US Small Cap PLUS Income ETF, or any successor thereto. The parties may waive this limitation by mutual agreement.

12. Use of Sub-Adviser’s Name.

(a)	Sub-Adviser Property. The parties agree that the names of the Sub-Adviser and its affiliates, and their logos, trademarks, service marks or trade names, and any derivatives of such (collectively, “Sub-Adviser Property”) are the valuable property of the Sub-Adviser and its affiliates.

(b)	Permitted Use. The Adviser and the Trust may use Sub-Adviser Property only: (i) to identify the Sub-Adviser as the sub-adviser to the Fund as required by law or governmental regulations; and (ii) in marketing materials for the Fund, provided that such use is limited to: (a) identifying the Sub-Adviser and the services performed for the Fund by the Sub-Adviser; and (b) providing biographical information about the Sub- Adviser that is accurately derived from information provided by or made public by the Sub-Adviser or its affiliates. The Adviser and the Trust agree to provide samples of any material that uses Sub-Adviser Property at the Sub-Advisers request and to abide by reasonable guidance provided by the Sub-Adviser and its affiliates regarding proper use of Sub-Adviser Property. Any other use of Sub-Adviser Property, other than required disclosure in the Fund’s registration statement and shareholder reports, must be expressly pre-approved in writing by the Sub-Adviser.

(c)	Unauthorized Use. If the Adviser or the Trust makes any unauthorized use of Sub-Adviser Property, the parties acknowledge that the Sub-Adviser and its affiliates shall suffer irreparable harm for which monetary damages may be inadequate, and the Sub-Adviser and its affiliates shall thus be entitled to injunctive relief, as well as any other remedy available under law.

13. Good Standing. The Adviser and the Sub-Adviser hereby warrant and represent that they are investment advisers in good standing that their respective regulatory filings are current and accurately reflect their advisory operations, and that they are in compliance with applicable state and federal rules and regulations pertaining to investment advisers. In addition, the Adviser and the Sub-Adviser further warrant and represent (as of the date hereof and continuing during the term of this Agreement) that neither is (nor any of their respective Associated Persons are) subject to any statutory disqualification set forth in Sections 203(e) and 203(f) of the Advisers Act (or any successor Advisers Act sections or rules), nor are they, to their knowledge, currently the subject of any investigation or proceeding which could result in statutory disqualification. The Adviser and the Sub-Adviser acknowledge that their respective obligations to advise the other with respect to these representations shall be continuing and ongoing, and should any representation change for any reason, each agrees to advise the other immediately and provide the corresponding pertinent facts and circumstances.

14. Amendment. This Agreement may be amended by mutual consent of the Adviser and the Sub-Adviser, provided the Trust approves the amendment (i) by vote of a majority of the Trustees of the Trust, including Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (ii) if required under then current interpretations of the 1940 Act by the SEC, by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund affected by such amendment.

15. Confidentiality.

(a)	Except as provided in Section 15(b) below, neither party shall disclose to any third party any confidential information obtained under this Agreement with respect to the Fund, the Trust, the Sub-Adviser, or the Adviser. For purposes of this Agreement, confidential information includes, without limitation, non-public Portfolio holdings information (i.e., Portfolio holdings information that has not been made public by having been filed with the SEC); information about the business operations of the Trust, the Adviser, or the Sub-Adviser; and financial information, methods, plans, techniques, processes, and trade secrets, regardless of whether any such information would be considered material under the federal securities laws. Each party shall use confidential information only in the furtherance of performing its duties hereunder and shall maintain policies and procedures reasonably designed to prevent its unauthorized disclosure.

(b)	Exceptions. A party may disclose confidential information to a third party: (i) with the prior written consent of the other party; (ii) as required by applicable federal or state law, regulation, court order, or the rules and regulations or request of any governmental or self-regulatory body or official having jurisdiction over such party; (iii) to its associates, delegates and other agents who reasonably require access to such information in order to provide the services contemplated by this Agreement; (iv) to any market counterparty or broker, dealer, or similar commission merchant (collectively, “trading counterparties”) (in accordance with market practice) in relation to transactions undertaken for the Fund, and to the custodian, in order to assist or enable the proper performance of its services under the Agreement; (v) if such third party agrees in writing with such party to keep such information confidential and to not trade based upon such information; or (vi) to a regulatory examiner or self-regulatory examiner in the course of such examiners routine examination or inspection, provided that the party being inspected or examined gives the other party prompt notice of such disclosure after it is made to the examiner.

16. Notice. Whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, shall be signed by or on behalf of the party giving the notice and shall be mailed by first class or express mail, or sent by courier or facsimile with confirmation of transmission to the other party by certified mail to the addresses specified on page one or to such other address as a party may from time to time specify to the other party by such notice hereunder. Any such notice shall be deemed duly given when delivered at such address, or by email to all of the applicable email addresses as follows:

Adviser:	Simplify Asset Management Inc. 10845 Griffith Peak Drive, Suite 200 Las Vegas, NV 89135 Attention: Paul Kim Email: Paul.Kim@simplify.us; Jim.Nash@simplify.us; John.Rvu@simplifv.us;

Sub-Adviser:	Piper Sandler & Co. 800 Nicollet Mall, Suite 900 Minneapolis, MN 55402 Attention: Michael Cox Email: Michael.Cox@psc.com; Gail.Vanhom@psc.com

17. Arbitration. Subject to the conditions and exceptions noted below, and to the extent not inconsistent with applicable law, in the event of any dispute pertaining to this Agreement, the Sub-Adviser and the Adviser agree to submit the dispute to arbitration in accordance with the auspices and rules of the American Arbitration Association (“AAA”), provided that the AAA accepts jurisdiction. The Sub-Adviser and the Adviser understand that such arbitration shall be confidential (subject to the conditions and exceptions noted below, and to the extent not inconsistent with applicable law), final and binding, and that by agreeing to arbitration, the Adviser and the Sub-Adviser are waiving their respective rights to seek remedies in court, including the right to a jury trial.

18. Indemnification.

(a)	Adviser and Sub-Adviser agree to defend, indemnify and hold harmless (each as an “Indemnifying Party”) the other and each of their respective officers, directors, members, employees, and/or agents (each an “Indemnifying Party”) from and against any and all claims, losses, damages, liabilities, costs and/or expenses (including reasonable attorney’s fees and related expenses) directly resulting from and to the extent of (i) a breach by the Indemnifying Party of its representations and warrants, covenants, or other material obligation under this Agreement; or (ii) the Indemnifying Party’s willful misconduct, gross negligence, or fraud.

(b)	Promptly after receipt of notice of any action, arbitration, claim, demand, dispute, investigation, lawsuit or other proceeding (each a “Proceeding”) by a party seeking to be indemnified under Section 18(a) (the “Indemnified Party”), the Indemnified Party will notify the Indemnifying Party in writing of the commencement of such Proceeding; provided that, the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any indemnification liability which it may have to the Indemnified Party. No Indemnifying Party shall be liable under this section for any settlement of any Proceeding entered into without its consent with respect to which indemnity may be sought hereunder.

(c)	Notwithstanding anything in this Agreement to the contrary and to the fullest extent permitted by law, in no event shall the aggregate liability under this Agreement of Adviser or Sub-Adviser (and each of their respective officers, directors, trustees, members, employees, and/or agents) to the other exceed the amount of the total Sub-Advisory Fees (listed in Exhibit A) paid to Sub-Adviser in the one-year period preceding the date such liability first arose. Adviser’s and Sub-Adviser’s obligations under this paragraph shall survive the termination of this Agreement.

19. Governing Law. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the conflicts of laws principles thereof, and (b) any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

20. Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22. Binding Effect. Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated and that his signature will operate to bind the party indicated to the foregoing terms.

23. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereto or otherwise affect their construction or effect.

24. Change of Control. The Sub-Adviser shall notify the Adviser and the Trust in writing as soon as practicable (which under normal circumstances is expected to be at least 60 days, and in any event not less than 20 days, in advance if the Sub-Adviser has knowledge and is not subject to confidentiality restrictions) of any change of control, as defined in Section 2(a)(9) of the 1940 Act, as will enable the Trust to consider whether an assignment, as defined in Section 2(a)(4) of the 1940 Act, would occur.

25. Entire Agreement. This Agreement, together with all exhibits, attachments and appendices and any separate agreement between the parties relating to expense sharing, contains the entire understanding and agreement of the parties with respect to the subject matter hereof.

26. Other Business. Except as set forth above, nothing in this Agreement shall limit or restrict the right of any of the Sub-Advisees members, directors, officers or employees who may also be a trustee, officer, partner or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Sub-Adviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

27. Force Majeure. No party shall be liable for any delay or failure to perform its obligations hereunder if such delay or failure is caused by an unforeseeable event beyond the reasonable control of such party.

28. Survival. Sections 6, 7, 9, 10, 12, 15, 17, 18 and 19 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date and year first above written.

Simplify Asset Management Inc.

By:	/s/ Paul Kim
Name:	Paul Kim
Title:	Chief Executive Officer

Piper Sandler & Co.

By:	/s/ Shawn C. Quant
Name:	Shawn C. Quant
Title:	Managing Director

Signature Page to Sub-Advisory Agreement

Exhibit A

Fund	Ticker	Annual Sub-Advisory Fee as a Percentage of Average Fund Net Assets
Simplify Piper Sandler Small Cap PLUS Income ETF	LITL	[omitted]

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